Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Brian L. Cantrell Alliance Holdings GP, L.P. Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

AND ALLIANCE HOLDINGS GP, L.P.

Announce Elimination of IDRs and Conversion of General Partner

Interest in Exchange for 56.1 Million ARLP Units; Unitholder

Distribution Increased 14.3% at ARLP and 32.7% at AHGP

TULSA, OKLAHOMA, July 28, 2017 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) and Alliance Holdings GP, L.P. (NASDAQ: AHGP) (collectively, the “Alliance Partnerships”) jointly announced today an agreement pursuant to which AHGP’s incentive distribution rights (“IDRs”) in ARLP have been eliminated and its approximate one percent general partner interest in ARLP has been converted into a non-economic general partner interest, in exchange for the issuance to AHGP of  56,100,000 ARLP common units (the “Exchange Transaction”).  As a result, effective today, ARLP has 130,704,217 common units outstanding and AHGP now owns 87,188,338 ARLP common units, a non-economic general partner interest in ARLP, and an approximate one percent general partner interest in ARLP’s operating subsidiary, Alliance Resource Operating Partners, L.P. (“AROP “).

While both ARLP and AHGP will remain publicly traded following the Exchange Transaction, the Alliance Partnerships are positioned for a potential simplification transaction at a later date, whereby ARLP would become the sole reporting and trading entity with a substantially larger public float.  Management will be evaluating the timing and structure of any such transaction, and any recommendation in this regard is subject to market and regulatory conditions, including the ultimate outcome of any tax reform currently under consideration by the U.S. Congress.

The streamlined economic structure of the Alliance Partnerships we are announcing today should contribute to improved distribution growth in both the near- and long-term and is intended to enhance value for all Alliance unitholders.  Elimination of the IDRs should lower ARLP’s cost of capital and create flexibility for equity capital markets transactions by ARLP, whether in the form of additional common unit issuances or common unit repurchases.  Both the board of directors of AHGP’s general partner (the “AHGP Board”) and the conflicts committee of ARLP’s managing general partner (the “Conflicts Committee “), which is comprised solely of independent directors, unanimously approved the Exchange Transaction.  The AHGP Board engaged Wells Fargo Securities, LLC as its

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financial advisor in connection with the Exchange Transaction.  The Conflicts Committee engaged Robert W. Baird & Co. Incorporated as its financial advisor in connection with the Exchange Transaction.  Vinson & Elkins LLP represented the AHGP Board while Andrews Kurth Kenyon LLP represented the Conflicts Committee.

The board of directors of ARLP’s managing general partner also approved a cash distribution to unitholders for the quarter ended June 30, 2017 (the “2017 Quarter”) of $0.50 per unit (an annualized rate of $2.00 per unit), payable on August 14, 2017 to all ARLP unitholders of record as of close of trading on August 7, 2017.  The announced distribution reflects an increase of 14.3% compared to the distributions declared for the quarters ended June 30, 2016 (the “2016 Quarter”) and March 31, 2017 (the “Sequential Quarter”).  Based on ARLP’s declared distribution, the AHGP Board approved a cash distribution of $0.73 per unit for the 2017 Quarter (an annualized rate of $2.92 per unit), payable August 18, 2017 to all AHGP unitholders of record on August 11, 2017.  AHGP’s announced distribution reflects an increase of 32.7% compared to the distributions declared for the 2016 and Sequential Quarters.

As previously announced, ARLP and AHGP will report financial results for the 2017 Quarter before the market opens on Monday, July 31, 2017 and Alliance management will discuss these results during a conference call beginning at 10:00 a.m. Eastern that same day.

To participate in the conference call, dial (888) 317-6016 and request to be connected to the Alliance Resource Partners, L.P. and Alliance Holdings GP, L.P. earnings conference call.  International callers should dial (412) 317-6016; Canada callers should dial (855) 669-9657 and request to be connected to the same call.  Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com or AHGP’s website at http://www.ahgp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll Free (412) 317-0088 or Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10110611.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to gross income, gain or loss that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

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ARLP currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia as well as a coal-loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP also generates income from a variety of other sources, including investments in oil and gas royalty interests and midstream services.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

About Alliance Holdings GP, L.P.

AHGP is a limited partnership formed to own and control ARLP’s managing general partner through which it holds a non-economic general partner interest in ARLP and an approximate one percent general partner interest in ARLP’s operating subsidiary AROP.  In addition, AHGP owns 87,188,338 common units of ARLP.

News, unit prices and additional information about AHGP including filings with the Securities and Exchange Commission, are available at http://www.ahgp.com.  For more information, contact the investor relations department of Alliance Holdings GP, L.P. at (918) 295-1415 or via e-mail at investorrelations@ahgp.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond ARLP’s and AHGP’s control. All statements, other than historical facts included in this press release, including (but not limited to) references to (i) the benefits of the transaction, (ii) the likelihood of any further simplification transactions, (iii) the potential for future dividend growth, and (iv) future market or regulatory conditions, may be forward-looking statements.  All forward-looking statements speak only as of the date of this press release. Although ARLP and AHGP believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements.

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